Exhibit 10.4

SERVICE AGREEMENT

This SERVICE AGREEMENT ("Service Agreement") is entered hereby by and between Jupiter Gold Corporation, a Marshall Islands corporation ("Jupiter Gold"), and Brazil Minerals, Inc., a Nevada, United States of America corporation ("Brazil Minerals").

WITNESSETH:

WHEREAS, Brazil Minerals has infrastructure in Brazil, with offices and local personnel ("Local Infrastructure");

WHEREAS, Jupiter Gold wants to operate in Brazil, but at this point does not want to develop any significant infrastructure of its own;

WHEREAS, both Jupiter Gold and Brazil Minerals desire that Jupiter Gold utilize Brazil Minerals' Infrastructure in exchange for fair payment;

WHEREAS, the non-interested directors on the Board of Directors of Jupiter Gold unanimously approved this Service Agreement and the interested director has abstained from such vote having disclosed his interest in the transaction; and

WHEREAS, the non-interested directors on the Board of Directors of Brazil Minerals unanimously approved this Service Agreement and the interested director has abstained from such vote having disclosed his interest in the transaction.

NOW THEREFORE, for and in consideration of the foregoing and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1.	The foregoing recitals are adopted and incorporated herein by reference.

2.	Jupiter Gold shall use the Local Infrastructure in exchange for a payment of US$2,500 monthly to Brazil Minerals, plus reimbursement of all of Brazil Minerals' reasonable out of expenses related thereto.

3.	Jupiter Gold may terminate this Service Agreement at any time upon 90 (ninety) days' advance notice to Brazil Minerals, or may terminate for cause (which for the purposes hereof shall mean the breach of this Service Agreement by Brazil Minerals, or the gross negligence or malfeasance of Brazil Minerals in the performance of this Service Agreement), at any time without the need for advance notice.

Exhibit 10.4 -- Page 1

4.	Brazil Minerals may terminate this Service Agreement at any time upon 90 (ninety) days' advance notice to Jupiter Gold, or may terminate for lack of any or full payment without the need for advance notice if such non-payment is not cured within 30 days.

5.	This Service Agreement may only be amended by a written instrument executed by both Jupiter Gold and Brazil Minerals.

6.	This Service Agreement is to be interpreted according to the laws of the Marshall Islands, and any dispute arising from such shall be exclusively brought in the courts in the Marshall Islands, the jurisdiction of which both Jupiter Gold and Brazil Minerals agree.

7.	This Service Agreement may be executed in two identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one (1) agreement.

IN WITNESS WHEREOF, Jupiter Gold and Brazil Minerals have executed this Service Agreement as of July 27, 2016.

JUPITER GOLD CORPORATION

By: /s/ Marc Fogassa
Name: Marc Fogassa
Title: CEO

Acknowledgment:	/s/ Paul Durand
Paul Durand
Secretary
Jupiter Gold Corporation

BRAZIL MINERALS, INC.

By: /s/ Marc Fogassa
Name: Marc Fogassa
Title: CEO

Acknowledgment:	/s/ Roger Noriega
Roger Noriega
Director
Brazil Minerals, Inc.

Exhibit 10.4 -- Page 2